                Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-176264) pertaining to the Systemax Inc. 2010 Long-Term Incentive Plan,
(2)Registration Statement (Form S-8 No. 333-226902) pertaining to the 2018 Employee Stock Purchase Plan, and
(3)Registration Statement (Form S-8 No. 333-240228) pertaining to the Systemax Inc. 2020 Omnibus Long-Term Incentive Plan;

of our reports dated March 12, 2024, with respect to the consolidated financial statements of Global Industrial Company and the effectiveness of internal control over financial reporting of Global Industrial Company included in this Annual Report (Form 10-K) of Global Industrial Company for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York
March 12, 2024